Exhibit 10.2

A G R E E M E N T

THIS AGREEMENT, made and entered into this 10th day of January, 2004 by and between MOUNTAINEER PARK, INC. (hereinafter referred to as “Track”), which is licensed by the West Virginia Racing Commission to conduct thoroughbred racing at the Mountaineer Race Trace and Gaming Resort (hereinafter referred to as “Mountaineer Park”), and MOUNTAINEER PARK HORSEMEN’S BENEVOLENT AND PROTECTIVE ASSOCIATION, INC. (hereinafter referred to as “HBPA”).

WITNESSETH:

WHEREAS, it is the mutual intent and purpose of the above parties to set forth the basic agreement covering purse structure and other matters of mutual interest and concern and to comply with West Virginia statutory requirements for a contract; and

WHEREAS, the parties recognize the need for defining and describing the business relationship between Track and HBPA so that they may direct the business of thoroughbred horse racing at Mountaineer Park in the best interest of all parties concerned.

NOW, THEREFORE, in consideration of the benefits and advantages accruing to each of the parties hereto, do by these presents hereby agree, bind and obligate themselves to each other as follows, to-wit:

ARTICLE I

Definitions

1.                                       The term “purse schedule” shall mean the total daily distribution for all races scheduled and conducted.

2.                                       The term “purse schedule distribution” shall mean the amount allocated for each and every race based upon age, class, distance and type of race.

ARTICLE II

HBPA Exclusive Bargaining Agent

Track recognizes HBPA as the exclusive authorized bargaining representative of all thoroughbred horsemen racing at Mountaineer Park during the term of this Agreement and for the purpose of negotiating any successor Agreement.

HBPA promises that it will exercise any and all authority to require its members to comply, when possible, with the intent and terms of this Agreement.

ARTICLE III

Racing Schedule

1.                                       During the term of this Agreement, Track shall each year use its best efforts to conduct racing for 232 days and periodically provide schedules to the HBPA, it being understood that (a) Track shall not be in breach of this Agreement so long as it requests a license from the West Virginia Racing Commission to conduct racing, and in fact conducts racing, for not less than the minimum number of days required by the West Virginia racing statute, which is currently 210; and (b) due to the cancellation of race dates thus far in January of 2004, it is unlikely that Track can conduct more than 228 race days in 2004.  HBPA acknowledges that Track, consistent with its best efforts commitment, would not be expected to conduct racing on more than five (5) days in a calendar week and may cancel racing days based on inclement weather, unavailability of horses or jockeys, and economic factors, including but not limited to average daily export handle for any calendar quarter falling below levels indicated on the following table:

	Race Days 225 or fewer	Race Days 226 or more
2004	$1,300,000	$1,600,000
2005	$1,365,000	$1,680,000
2006	$1,433,250	$1,764,000

Within seven (7) days of cancellation of a race day, Track shall reschedule such race day and provide notice to HBPA of the rescheduled dates to the extent necessary to achieve the minimum number of days required by the West Virginia racing statute.  Track agrees, subject to availability of horses, to program no less than ten (10) races per day for not less than eight months per year and not less than nine (9) races per day for the remaining months of the year.

2.                                       Track agrees that it will not discontinue racing for a period of more than one (1) three (3) week period in any calendar year, unless agreed upon by the HBPA, except in the event of an act of God or other catastrophe, or conditions beyond the foreseeable control of Track.

ARTICLE IV

Minimum Purse and Purse Scheduling

1.                                       The daily minimum purse schedule payable by Track during the term of this Agreement shall be One Hundred Twenty-Five Thousand Dollars ($125,000.00) per day except as provided herein below.  It is mutually agreed that, as far as possible and consistent with the foregoing, the principle of “better purse for better horses” shall be followed in establishing the purse payable for any one race.  Track further agrees that, if necessary, better purses will be reduced to maintain minimum purse schedules.  Track may increase or decrease the purse schedule in effect as of January 1 of each year by up to 20% during any calendar year.  The daily purse schedule as of January 1, 2004 is deemed to be $165,000.  Any increase or decrease in purse schedule in excess of 20% during any calendar year shall be subject to the approval of HBPA.

2.                                       Track will establish and publish a purse schedule distribution, which shall show the purse schedule distribution planned for various classes of horses at various distances.  Such schedule shall be updated as necessary.  Said schedule with any amendments thereto shall be posted in the Racing Secretary’s office.  In the event of a purse schedule distribution decrease, the purses for bottom claiming races shall not be reduced unless the purses for all races are also reduced (though not necessarily by the same percentage).

 (a)                               At such time as the Underpayment Money reaches Two Hundred Thousand Dollars ($200,000) or below, Track and HBPA shall negotiate to decrease the daily purse distribution in an attempt to avoid an overpayment.

3.                                       Purses for Stakes races shall not exceed, in the aggregate, 8% of the total purses paid, from the purse account, in the immediately preceding calendar year excluding the amounts paid for stake races and amounts received for sponsorship of races unless otherwise authorized by HBPA.  Track shall determine the number of and purses for stake races and submit the stakes schedule to HBPA for written comment.

4.                                       Track agrees to pay purses back through not less than eight (8) places.

5.                                       It is understood by both parties that purse schedules shall not be in conflict with the rules of racing of the West Virginia Racing Commission as presently constituted or amended.

ARTICLE V

Purse Funds

1.                                       During the term of this Agreement, Track shall pay purse monies:

(a)                                  as provided by state law; and

(b)                                 any additional percentage of the mutuel handle which may be legislated and incorporated into the West Virginia Code during the period of this Agreement, if specifically legislated for purses.

2.                                       In the event any Underpayment Money exists in the purse schedule at the end of any calendar year, then said Underpayment Money shall be added to the sum payable in purses for the next succeeding year.

3.                                       This is an agreement regarding the proceeds from video lottery terminals as provided in West Virginia Code 29-22A-7(a)(6)

ARTICLE VI

Revenue from Off-Track Betting and Telephone Wagering

1.                                       In the event the Track, HBPA or horsemen receive additional revenue or payments from telephone wagering from whatever source derived, whether as a result of legislation, by contract and/or modification of the rules of the West Virginia Racing Commission, fifty percent (50%) of the telephone wagering adjusted net revenues shall be retained by the Track and fifty percent (50%) shall be allocated to purses.

2.                                       Revenue from export and import wagering will be distributed in accordance with West Virginia Code.

ARTICLE VII

Condition Book

1.                                       HBPA represents that it has created a Condition Book Committee to consult with horsemen concerning the conditions of racing and to make known to Track the results of their consultations.  Track agrees that this Committee shall have the right to meet with appropriate Track personnel to discuss and comment on each condition book at least seventy-two (72) hours before printing in order to permit Committee review, suggestions, and recommendations.  Track will give due consideration to the Committee’s suggestions and recommendations.

2.                                       The Condition Books will provide for bottom claiming prices not to exceed those set forth in the table below:

Jan. – June 30, 2004	$4,000

July 1,2004 – December 31, 2005	$5,000

TRACK RESERVES THE RIGHT TO RAISE THE BOTTOM CLAIMING PRICE TO $6,000 FOR THE YEAR 2006.

ARTICLE VIII

Grievance Committee

1.                                       HBPA will establish a Grievance Committee consisting of three (3) of its members to maintain harmonious relations between the horsemen and the Track.  All disputes between horsemen and the Track shall be channeled through this Committee.

2.                                       Either the Grievance Committee or Track representatives may request a meeting to discuss disputes between horsemen and Track upon twenty-four (24) hours notice.

3.                                       A management representative and a horsemen representative from the Grievance Committee shall make an inspection of the backside on a monthly basis.  A written report as to the condition of the backside and the repairs needed as determined by either party shall be submitted promptly to the West Virginia Racing Commission.

ARTICLE IX

Stalls

1.                                       It is recognized by both parties that effective stall utilization is important to Track management and that equitable allocation is essential to the livelihood of horsemen.

2.                                       Track shall not discriminate in the allocation of stalls by reason of HBPA membership or activity or condone its representatives or employees discriminating in the allocation of stalls.

3.                                       Track shall make every effort to provide horsemen with fifteen (15) days prior notice of the acceptance or rejection of stall applications and may demand immediate confirmation from the horsemen of their intent to use allotted stalls.

4.                                       A Stall Committee consisting of a Director of Racing, Racing Secretary, and Association Steward shall hear any disputes regarding allocation of stalls.

5.                                       Upon seven (7) days prior notice, Track shall have the right to take from any horsemen any stall that management believes in good faith is not being used for racing purposes.

6.                                       Track shall permit accepted horsemen to use the stalls at its racetrack barns and other facilities as they exist on the date hereof for training purposes without charge for horses qualified to race at Mountaineer Park.

7.                                       Track agrees to provide stall and shed row area with proper fill within a reasonable time period, upon written request of HBPA.

8.             Any change in present stall application form that affects horse or trainer eligibility for stalls shall be approved by HBPA.

ARTICLE X

Barn Area

1.                                       Barn area will be available to horsemen at all times and the racetrack will be available to horsemen during scheduled training times (including scheduled training times during the period racing is discontinued).

2.                                       HBPA recognizes an obligation of horsemen and backside personnel to maintain the stable area in a sanitary condition, free from litter and other foreign objects.  HBPA will use its best efforts to ensure that horsemen and their employees fulfill their obligations in this regard.  Track retains its right to discipline (including removal) horsemen or their employees who fail to obey Track’s published rules and regulations.

3.                                       Track shall maintain all barn area restroom facilities in a safe and healthy environment.

4.                                       During winter months, Track agrees to maintain both main roads leading to and from the racetrack, between all barns and all horsemen parking lots, for both training and racing purposes.  These roads are designated as the road going past the rec hall/kitchen and the other road leading from the stable gate.  Reasonable efforts before 7:00 a.m. will be made to keep these areas salted and ice-free so as not to be hazardous to horses or backside personnel.  Track further agrees to make necessary repairs to the backside and stall areas as deemed necessary from the monthly inspection conducted.

ARTICLE XI

Racing Surfaces

1.                                       The Track Surface Committee consisting of two horsemen, two jockeys, (appointed by their respective associations), the track superintendent, a representative of the Racing Commission, the State veterinarian, a steward, and a representative of Track shall meet pursuant to a published schedule to assess track surface conditions and agree to any actions to be taken with respect to maintenance of the racing surface.   Track shall maintain the Track in accordance with the reasonable direction of the Track Surface Committee.

2.                                       Trainers shall, at reasonable times and upon reasonable notice to the office of the Director of Racing, have the right to enter onto the track for the purpose of determining the safety of the racing surface.

ARTICLE XII

Paddock

HBPA may contract with a paddock blacksmith who shall not be deemed an employee of Track or HBPA but an independent contractor, to be available in the paddock for each race on each and every race day.  Track shall reimburse HBPA for the cost of the blacksmith (in an amount not to exceed $7,500 per year).

ARTICLE XIII

Fire and Liability Insurance

Track shall pay to HBPA annually, on or before May 15th of each year during the term of this Agreement, the actual cost of the HBPA’s proportional assessment of a policy of fire and hazard insurance (maintained by the national HBPA)covering horses and tack belonging to horsemen.

ARTICLE XIV

Dead Horse Removal

The cost of removing dead horses resulting from track-related injuries shall be paid by the Track.  The cost of removing dead horses resulting from non-track-related injuries shall be paid by one half by HBPA and one half by Track.

ARTICLE XV

No Monopoly on Goods and Services

Track shall not establish or impose upon horsemen a monopoly, restriction or requirement regarding the use of blacksmiths, feed men, track supplier, veterinarians or other services customarily used by horsemen.  Track will permit any supplier of commodities or services to enter the stable area; provided, however, that such supplier of services or commodities has received a clearance from management and the West Virginia Racing Commission, which will authorize admission to the stable area.  Track agrees not to unreasonably withhold said clearance.  Any owner or trainer stabled on grounds will be permitted at any time to haul in hay or grain for his own use only.

ARTICLE XVI

Personnel Identification

Track shall bear all expenses incurred for the preparation of the identification badges to be worn by backstretch personnel on a first issue.  All lost badges shall be paid for by the individual who loses the badge.

ARTICLE XVII

Tattooing of Horses

The cost of lip tattooing shall be borne by the owners or trainers of the horse being tattooed and not by the Track or HBPA.

ARTICLE XVIII

HBPA Amenities

1.                                       Track shall provide a business office for the duly elected representatives and officers of HBPA.

2.                                       Track shall provide temporary front-side parking consisting of sixty-eight (68) spaces designated for trainers only.

3.                                       Track shall provide adequate parking, admission passes and courtesies for horsemen.

4.                                       Track shall provide to HBPA one hundred seventy-five (175) programs each racing day during the week and two hundred fifty (250) on each racing day that falls on a Saturday or Sunday.

5.                                       Track shall provide fifty (50) parking spaces for owners.

ARTICLE XIX

Horsemen’s Bookkeeper

A Horsemen’s Bookkeeper shall be employed by the Track and shall be subject to the policies generally applicable to Track’s employees.  The Horsemen’s Bookkeeper shall perform those functions set forth from time to time by statute, and Track shall provide such equipment as shall be reasonably necessary for the performance of the Horsemen’s Bookkeeper’s statutory duties. Track and HBPA shall work cooperatively in the transition of the Horsemen’s bookkeeper function from the HBPA to the Track.  As part of such transition, Track shall be entitled to conduct an audit of the horsemen’s bookkeeper’s office and accounts.  At the conclusion of such audit, HBPA and Track will negotiate in good faith to resolve any issues resulting from the audit, it being understood that Track shall not assume any contingent liability as that term is defined in Track’s Third Amended and Restated Credit Agreement with Wells Fargo Bank, N.A. as Agent Bank.

ARTICLE XX

Horsemen’s Bookkeeper Account

The following accounts shall be maintained by the Horsemen’s Bookkeeper in the same bank in which such accounts are currently maintained, so long as such bank’s fees for services remain competitive with other banks in West Virginia:

First Account - “Horsemen’s Daily Account” –The Horsemen’s bookkeeper shall establish a checking account  into which the following shall be deposited: (a) purse money, stake fees; (b) any owner or trainer deposits; and (c) all moneys received as a result of claims made by horsemen or owners in connection with the races.  All of the funds in this account are recognized as being the sole property of the horsemen, jockeys, etc., as reflected by the records maintained by the Horsemen’s Bookkeeper.  Track agrees to deposit to the Horsemen’s Daily Account each day the full amount due owners for purses earned that day.  Track agrees to deposit all other Horsemen’s Bookkeeper Account deposits (i.e., claims, etc.) a minimum of once per week to the Horsemen’s Daily Account.  All interest earned on this account will be considered the sole property of HBPA.

Second Account - “Horsemen’s Reserve Account”—The Horsemen’s bookkeeper shall establish and maintain a reserve account into which all Underpayment Money (described above) shall be deposited.  All of said Underpayment Money shall be used for purses.  In light of the fact that prior to the running of a race and the transfer of funds from the Reserve Account to the Horsemen’s Daily Account, the Underpayment Money is not due and payable to the horsemen, all interest earned on this Underpayment Money shall be considered the sole property of Track to the extent permitted by law.

ARTICLE XXI

HBPA Administrative Fund

Track agrees to pay to HBPA during the term of this Agreement an amount equal to one-half percent (½%) of the total amount distributed for purses.  Said sums shall be deemed as purse money but shall not be withheld or deducted from any single purse, but deducted from the percent allocated to purses by the State.  The sums due HBPA shall be paid by the end of each month.

ARTICLE XXII

Security

Track agrees to provide and maintain reasonable security at its main gate and such other gates providing ingress and egress to its stable areas.

ARTICLE XXIII

Starting Gate

1.                                       Track agrees to provide a minimum of ten (10) assistant starters for each and every race and on each and every race day.

ARTICLE XXIV

Daily Meeting Figures

The pari-mutuel handle and purse distribution figures as well as the percentage figures which represent the relationship between purses and the total of pari-mutuel handle, shall be given to the HBPA office each day of a race meet in progress.

ARTICLE XXV

Valuable Property Right

Track recognizes that the horses and participants in races and related events occurring prior or subsequent to the running of a race are valuable property rights belonging to the owners and trainers, and the Track will not produce or exhibit still or motion pictures, videotapes, radio or television programs, or authorize or license others to make or exhibit motion pictures or television programs of any of said events without prior consultation and written agreement of the HBPA, it being understood, however, that (i) Track may use such depictions for the promotion of Track’s business; and (ii) this provision is not intended to affect the simulcasting, which is governed in all respects by the parties’ separate agreement of this date concerning simulcasting.

ARTICLE XXVI

Invalidity of any Part of this Agreement

In the event any provision, item or clause of this Agreement or the application thereof is held invalid, such invalidity shall not effect the remaining provisions, items or clauses or application of this Agreement, and, to this end, it is agreed by the parties that this Agreement is severable.

ARTICLE XXVII

Simulcasting

Simulcasting at the Track shall be governed by the West Virginia statutes and the Federal Interstate Horse Racing Act of 1978.  A Simulcasting Agreement and site approval executed simultaneously with this Agreement shall be a part of this Agreement (Exhibit A).  To the extent there is a conflict between this Agreement and the Simulcasting Agreement with respect to matters relating to live racing, then the terms of this Agreement shall control.

ARTICLE XXVIII

Term

The term of this Agreement shall commence January 1, 2004, and shall terminate on December 31, 2006.  However, this Agreement is binding only during the periods during which the Track is permitted to operate permitted activities as defined in the Racetrack Video Lottery Act of 1994 as amended.

ARTICLE XXIX

Integration

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter contained herein and supersedes any prior agreements between the parties hereto either oral or written.

WITNESS the following signatures:

MOUNTAINEER PARK, INC.		MOUNTAINEER PARK HORSEMEN’S BENEVOLENT AND PROTECTIVE ASSOCIATION, INC.

/s/ Rose Mary Williams		/s/ Charles E. Bailey
By:	Rose Mary Williams	By:	Charles E. Bailey
Its:	Directory of Racing/Corp. Secy.	Its:	President